Exhibit 10.20

EXECUTIVE SEVERANCE AGREEMENT
(as Amended and Restated)

THIS EXECUTIVE SEVERANCE AGREEMENT (as Amended and Restated) (“Agreement”), effective as of December 30, 2008 (the “Effective Date”), by and between Frontier Oil Corporation, a Wyoming corporation (the “Company”), and Gerald B. Faudel (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive have heretofore entered into that certain Executive Severance Agreement effective as of May 30, 2006 (the “Prior Agreement”) to provide the Executive with certain benefits upon a Qualified Termination of Employment, as defined below;

WHEREAS, the parties desire to amend and restate the Prior Agreement;

NOW, THEREFORE, in consideration of the premises and covenants herein contained and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Agreement.

1.01 This Agreement is effective as of the Effective Date and, unless terminated earlier as provided herein, shall terminate on the first anniversary of the Effective Date; provided, however, on each anniversary of the Effective Date the term of this Agreement (“Term”) shall be extended automatically for an additional one-year period unless the Company shall have delivered to the Executive written notice of non-renewal at least 90 days prior to the applicable anniversary.

1.02 Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not alter or impair any rights, benefits or obligations of the Executive (or his estate or beneficiaries) that have arisen under this Agreement on or prior to such termination.

1.03 Nothing in this Agreement shall operate or be construed to create any right or duty on the part of the Company or the Executive to remain in the employment of the Company for any period of time, each reserving all rights to terminate the “at will” employment relationship of the Executive at any time.

2. Qualified Termination of Employment.

2.01 In the event of the Executive’s Qualified Termination of Employment, as defined in paragraph 2.02 below, during the Term of this Agreement, the Executive shall be entitled to receive the following payments and benefits, provided the Executive timely executes and returns to the Company a Waiver and Release in the form attached hereto as Attachment A and does not revoke such Waiver and Release:

(a) Continuation of Base Salary: the Company shall pay to the Executive, beginning on the 15th day of the calendar month that is 60 days after such Qualified Termination of Employment occurs and continuing thereafter on the last day of such initial calendar month and on the 15th day and the last day of each calendar month thereafter until the earlier of the Executive’s date of death or the 24th payment made under this paragraph 2.01(a) has been paid an amount equal to 50% of his monthly base salary, as determined immediately prior to the Qualified Termination of Employment, but disregarding any reductions in such monthly base salary made in the preceding three months unless equal percentage reductions were made in the base salaries of all other comparable executives of the Company.  In accordance with Treasury Regulation §1.409A-2(b)(iii), the Executive’s right to this series of installment payments shall at all times be treated as a right to a series of separate payments, and in the event of a “change in control event”, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code (“Code”) and Treas. Reg. §1.409A-3(i)(5), all remaining installment payments shall be accelerated and paid in a lump sum, subject to paragraph 2.01(e)(v).

(b) Pro Rated Bonus:

(i) With respect to a bonus that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code at its time of grant (“Bonus”), such Bonus shall continue pursuant to its terms except as provided herein.  Notwithstanding anything in the Bonus agreement to the contrary, to the extent that all or a part of the Bonus becomes payable (x) pursuant to its terms as a result of the achievement of the performance targets or goals applicable to such Bonus award (based on actual results compared to target(s)), or (y) due to a change in control event, a prorated portion thereof (based on the number of days in the performance period that have lapsed through the Executive’s Qualified Termination of Employment date over the total number of days in the performance period) shall be paid to the Executive in a lump sum on or as soon as practical following the end of the performance period, or, if earlier, the date of the change in control event, and in no event later than 2½ months following the end of the performance period or the date of the change in control event, if earlier.

(ii) With respect to a bonus that is not intended to be “performance-based compensation” under Section 162(m) of the Code, the Company shall pay the Executive, in lieu of such bonus, an amount equal to the product of (1) his annual base salary (his monthly base salary as determined above multiplied by 12) and (2) his target bonus percentage for the bonus year in which the qualified Termination of Employment occurs or for the immediately preceding bonus year, if a higher target percentage, with such product prorated based on the number of days the Executive was an employee of the Company during the bonus year in which his employment terminated over 365.  Such prorated bonus shall be paid on the 60th day after the Qualified Termination of Employment.

(c) COBRA Premiums:  if the Executive timely elects COBRA continuation coverage on his Qualified Termination of Employment, then, until the earliest of (i) the end of the 12 month period following the Qualified Termination, (ii) the termination of COBRA continuation coverage for the Executive for any reason, or (iii) the Executive becomes employed by another employer, regardless of whether he is covered under a group health plan of such other employer, the Company shall remit on behalf of the Executive the full monthly premium for the COBRA coverage elected by the Executive under the Company’s plan; provided, however, such premium payment by the Company on behalf of the Executive shall constitute and be treated by the parties as additional taxable severance compensation to the Executive for all purposes.

(d) Outplacement:  the Company will provide the Executive with outplacement services (to the extent reasonable with the Executive’s position as determined by the Company, but in no event to exceed $15,000) during the 12 month period following the Qualified Termination of Employment, through an outplacement services provider selected or approved by the Company.

(e) Company Equity Awards:

(i) All Company stock options and stock appreciation rights (“SARs”) granted to the Executive shall, upon a Qualified Termination of Employment, become fully vested upon such Qualified Termination of Employment and shall remain exercisable until the earliest of (i) the third anniversary of the date of the Qualified Termination of Employment (but in no event later than the earlier of (x) the 10th anniversary of the original grant date of the Option or SAR or (y) the latest date on which the option or SAR could have expired by its original terms under any circumstances), (ii) the date the option or SAR would have expired by its terms if the Executive had not incurred a termination of employment, and (iii) the date options and SARs granted under the Company’s equity plan are terminated in connection with a change in control event of the Company;

(ii) Except as provided in clause (i) above, all Company equity-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Performance Awards”) on the date of grant shall, upon a Qualified Termination of Employment, continue pursuant to their terms.  Notwithstanding anything in a Performance Award agreement to the contrary, to the extent that all or a part of the Performance Award becomes payable pursuant to (x) its terms as a result of the achievement of the performance targets or goals applicable to such Performance Award (based on actual results compared to target(s)) or (y) the occurrence of a change in control event, a prorated portion (based on the number of days in the performance period that have lapsed through the Executive’s Qualified Termination of Employment date over the total number of days in the performance period) of such Performance Amount shall be paid to the Executive in a lump sum on or as soon as practical following the end of the performance period or the date of the change in control event; but in no event later than 2½ months following the end of the performance period or the date of the change in control event, if earlier; and

(iii) Except as provided in clause (i) above, all other Company equity-based awards that are not intended to be Performance Awards shall vest in full (except as provided below) (notwithstanding anything in such award’s grant agreement to the contrary) upon a Qualified Termination of Employment (at their target level for those awards with target levels and/or performance criteria) and shall be paid to the Executive on the 60th day after his Qualified Termination of Employment; provided, however, that if the Executive’s Qualified Termination of Employment occurs in the year in which such award is granted to the Executive, only a portion of such award shall vest (based on the number of days in the year that have lapsed through the Executive’s Qualified Termination of Employment date over 365) and such vested portion shall be paid to the Executive not later than 60 days after his Qualified Termination of Employment.

(f) Life Insurance:  if provided to the Executive immediately prior to the Qualified Termination of Employment, the Company shall continue the Executive’s coverage(s) in the Company’s basic and/or executive life insurance program(s) for 12 months or until the Executive becomes employed by another employer, whichever occurs first, provided such continued coverage(s) of the Executive is permitted by the term(s) of the life insurance contract(s) issued to the Company with respect to such program(s).

(g) Waiver and Release: the waiver and release required under this Section 2.01 for payments and benefits to be made to the Executive hereunder must be executed and returned to the Company by the Executive no later than the 45th day following the Executive’s Qualified Termination of Employment; however, if the Executive dies prior to the Waiver and Release becoming effective (or prior to the execution of the Waiver and Release within such 45-day period), such requirement shall be waived and the payment and benefits shall be made to the Executive’s estate by the later of the end of the year of his death or 2½ months after his date of death.

2.02 A “Qualified Termination of Employment,” for purposes of this Agreement, means:

(a) a termination of the Executive’s employment by the Company during the Term for any reason other than for (i) Cause, as defined in paragraph 2.03 below, or (ii) a disability that is anticipated to be permanent and total, as determined by the Company’s long-term disability insurance carrier, and entitles the Executive to receive benefits under the long-term disability plan of the Company or its affiliates, or

(b) a termination by the Executive of his employment with the Company during the Term based upon the occurrence of any of the following events:

(i) a material reduction in the Executive’s monthly base salary, unless comparable reductions are made in the base salaries of all similar executives by the Company,

(ii) a material reduction in the annual target percentage or bonus opportunities provided to the Executive, as compared against those in effect in the immediately preceding bonus year, unless comparable reductions are made in the annual target percentages or bonus opportunities of all similar executives by the Company, or

(iii) a written notice to the Executive of the relocation of his principal office location by more than 50 miles from its then location, unless the Executive is provided with relocation benefits and reimbursements by the Company that are comparable to the relocation package customarily provided by the Company to similarly situated executives of the Company and provides for the payment by the Company of the costs for the relocation of the Executive’s household goods and for the reimbursement of the costs of selling the Executive’s residence, if any, but excluding any costs of repairs, improvements, income taxes or other similar non-realtor selling or closing expenses.

2.03 For purposes of this Agreement, the termination of the Executive’s employment by the Company shall be deemed to have been for “Cause” only if:

(a) such termination shall have been the result of an act or acts of dishonesty on the part of the Executive resulting or intended to result, directly or indirectly, in gain or personal enrichment to the Executive at the expense of the Company or an affiliate;

(b) the Executive’s unwillingness to perform his duties in a satisfactory manner, as determined in good faith by the Board of Directors of the Company (the “Board”); or

(c) the Executive, after written notice from the Company, shall have failed, within the period provided in such notice, to perform his duties at a level consistent with his performance prior to the failure that gave rise to the notice from the Company, as determined in good faith by the Board.

2.04 If the Executive’s employment with the Company and its affiliates is terminated for any reason other than a Qualified Termination of Employment, this Agreement shall automatically terminate on such termination of employment without any payments or benefits due the Executive under this Agreement.

2.05 Notwithstanding anything in this Agreement to the contrary, if any payment to the Executive under this Agreement would subject the Executive to the additional tax provided by Section 409A of the Code if made before the date that is six months after the Qualified Termination of Employment, such payment(s) shall be deferred (and accumulated without interest if more than one) and paid in a single sum on the first business day of the seventh month following the date of the Qualified Termination of Employment or on such earlier date, if any, as would not subject the Executive to such additional tax.

2.06 Notwithstanding anything in this Agreement to the contrary, a “termination of Executive’s employment” means a “separation from service” for purposes of Section 409A of the Code.

3. Confidential Information

3.01 The Executive agrees not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company or an affiliate, or not engaged to render services to the Company or an affiliate, or any person who is not authorized to receive such disclosure, any confidential information concerning the Company’s businesses, operations, financial affairs, policies, procedures, personnel, business plans or any other confidential information relating to the business of the Company or an affiliate obtained by him while in the employ of the Company or an affiliate; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or an affiliate or from disclosure required by law.

3.02 The Executive agrees that upon leaving the Company’s employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, any document, notes, disc, tape, or electronic medium or other property, including copies thereof, containing any information of the Company or its affiliates that is of a confidential nature.

3.03 The Executive shall not, for his own account or the account of any other person or entity, during his employment with the Company and the one-year period following the termination of his employment for any reason, solicit or in any manner induce or attempt to induce any employee of the Company or an affiliate to terminate his or her employment or interfere in any manner with any such employment relationship.

3.04 The Company and the Executive agree that neither party shall at any time during or after the termination of the Executive’s employment disparage the other party in any manner, including any parent, subsidiary, affiliate, director, agent, officer, employee, agent or shareholder of the Company.

3.05 The foregoing obligations of this Section 3 will survive and remain binding and enforceable on the parties, notwithstanding the termination of this Agreement, the Executive’s termination of employment and without regard to the reason for such termination.

4. Notices

All notices, requests, demands and other communications provided for by this Agreement shall be deemed to have been duly given if and when mailed in the continental United States by registered or certified mail, return receipt requested, postage prepaid, or personally delivered or sent by telex or other telegraphic means to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:                              Frontier Oil Corporation
10000 Memorial Drive
Suite 600
Houston, Texas  77024
Attn:  General Counsel

To the Executive:                             Gerald B. Faudel
3465 Belcaro Dr.
Denver, CO  80209

5. General Provisions

5.01 Except as provided in paragraph 5.11, there shall be no right of set-off, mitigation or counterclaim in respect of any claim, debt or obligation, against any payments to the Executive, his dependents, beneficiaries or estate provided for in this Agreement.

5.02 The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, injunction or other appropriate remedy to enforce performance of such agreements.

5.03 No right or interest in any payments under this Agreement shall be assignable by the Executive; provided, however, that this provision shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

5.04 No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, except as provided in paragraph 5.03. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

5.05 In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to his beneficiary or beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.06 The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

5.07 No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized.

5.08  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

5.09 In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

5.10 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

5.11 If the Executive is entitled to severance payments or severance benefits pursuant to an individual employment agreement or change of control agreement with the Company, the parties hereto intend for there not to be a duplication of such payments or benefits with any severance payments or severance benefits to which the Executive may be entitled to receive under this Agreement and the payments and benefits under such other agreement shall reduce or offset any similar payment or benefit to which the Executive is entitled to receive under this Agreement and which has not yet been paid or provided.

5.12 The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

5.13 Nothing in this Agreement shall limit or otherwise adversely effect such rights as the Executive may have under the terms of any equity award, employee benefit plan, incentive compensation arrangement or other agreement with the Company or any of its affiliates.

5.14 The Company shall withhold from all payments and benefits provided under this Agreement all taxes required to be withheld by the Company by applicable law.

5.15 For purposes of this Agreement, “employment with the Company” shall include any employment of the Executive with a parent, subsidiary or affiliate of the Company.

5.16 It is the intent of the parties that payments under this Agreement constitute separation pay and comply with the requirements of Section 409A of the Internal Revenue Code so that the Executive is not subject to the additional tax provided under said section.  The parties agree that the Agreement shall be interpreted and modified as necessary to comply with Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

FRONTIER OIL CORPORATION

By: /s/ Michael C. Jennings

Name: Michael C. Jennings

Title: EVP & CFO

EXECUTIVE

/s/ Gerald B. Faudel
Gerald B. Faudel